                                                                    EXHIBIT 7.q.
                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                      1995 STOCK OPTION/STOCK ISSUANCE PLAN
                (AS AMENDED AND RESTATED THROUGH AUGUST 15, 1995)


                                   ARTICLE ONE
                               GENERAL PROVISIONS

        I.        PURPOSE OF THE PLAN

                  This 1995 Stock Option/Stock Issuance Plan (the "Plan") is intended to promote the interests of CardioDynamics International Corporation, a California corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

                  Capitalized terms not otherwise defined shall have the meanings assigned to such terms in the attached Appendix.

       II.        STRUCTURE OF THE PLAN

                  A. The Plan shall be divided into three separate equity programs:

                           (i) the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of common stock of the Corporation,

                           (ii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of common stock of the Corporation directly, either through the immediate purchase of such shares or as a bonus for services rendered the Corporation (or any Parent or Subsidiary), and

                           (iii) the Automatic Option Grant Program under which non-employee directors shall automatically receive option grants at periodic intervals to purchase shares of common stock of the Corporation.

                  B. The provisions of Articles One and Five shall apply to all equity programs under the Plan and shall accordingly govern the interests of all persons under the Plan.

      III.        ADMINISTRATION OF THE PLAN

                  A. This Plan shall be administered by a compensation committee ("Committee") consisting of two (2) or more Board members who assume full responsibility for the administration of the Plan (the "Plan Administrator"). Members of such compensation committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time.

                  B. The Plan Administrator shall have full power and authority (subject to the express provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option grants or stock issuances as it may deem necessary or advisable. Decisions of the



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Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option or stock issuance.

                  C. Notwithstanding the above, the administration of the Automatic Option Grant Program under Article Three shall be self executing in accordance with the terms and conditions thereof and the Plan Administrator shall not exercise any discretionary functions in respect to matters governed by Article Three.

                  D. The Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times at which each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding and
(ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid by the Participant for such shares.

                  E. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program or to effect stock issuances in accordance with the Stock Issuance Program.

     IV.          OPTION GRANTS AND STOCK ISSUANCES

                  A. Subject to Section V.B below, the persons eligible to receive stock issuances under the Stock Issuance Program ("Participant") and/or option grants pursuant to the Discretionary Option Grant Program ("Optionee") are as follows:

                           (i) officers and other employees of the Corporation (or its parent or subsidiary corporations) who render services which contribute to the management, growth and financial success of the Corporation (or its parent or subsidiary corporations);

                           (ii) those consultants or other independent contractors who provide valuable services to the Corporation (or its parent or subsidiary corporations);

provided that, notwithstanding any other provision of this Plan, no option grants under the Discretionary Option Grant Program or stock issuances under the Stock Issuance Program shall be made to any director hereunder unless, at the time of such option or issuance, the Plan Administrator is a committee composed entirely of non-employee Board members none of whom have received an option grant or stock issuance under this Plan or any other stock plan of the Corporation (or any parent or subsidiary corporation) other than under the Automatic Option Grant Program during the one year prior to service on the committee or during such service.

                  B. The individuals eligible to receive option grants under the Automatic Option Grant Program shall be those individuals who serve as non-employee Board members during the term of the Plan.

      V.          STOCK SUBJECT TO THE PLAN

                  A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired common stock of the Corporation ("Common Stock"), including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 1,529,000 shares.



                                       2.
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                  B.        No one person participating in the Plan may
receive options, separately exercisable stock appreciation rights and direct stock issuances for more than 800,000 shares of Common Stock in the aggregate over the term of the Plan.

                  C. Shares of Common Stock subject to outstanding options shall be available for subsequent issuance under the Plan to the extent
(i) the options expire or terminate for any reason prior to exercise in full or
(ii) the options are cancelled in accordance with the cancellation-regrant provisions of Article Two. All shares issued under the Plan, whether or not those shares are subsequently repurchased by the Corporation pursuant to its repurchase rights under the Plan, shall reduce on a share-for-share basis the number of shares of Common Stock available for subsequent issuance under the Plan. In addition, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

                  D. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities for which the share reserve is to increase automatically each year, (iii) the number and/or class of securities for which any one person may be granted options, separately exercisable stock appreciation rights and direct stock issuances over the term of the Plan, (iv) the number and/or class of securities for which automatic option grants are to be subsequently made under the Automatic Option Grant Program and (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

                                   ARTICLE TWO

                       DISCRETIONARY OPTION GRANT PROGRAM

       I.         OPTION TERMS

                  Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

                  A.       Exercise Price.

                           1. The exercise price per share shall be fixed by the
Plan Administrator but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the option grant date.

                           2. The exercise price shall become immediately due
upon exercise of the option and shall, subject to the provisions of Section I of Article Five and the documents evidencing the option, be payable in one or more of the forms specified below:

                            (i) cash or check made payable to the Corporation,

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                            (ii) shares of Common Stock held for the requisite
       period necessary to avoid a charge to the Corporation's earnings for financial reporting purposes and valued at Fair Market Value on the exercise date, or

                           (iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and
       (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                  Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the exercise date.

                  B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

                  C.        Effect of Termination of Service.

                            1.     The following provisions shall govern the
exercise of any options held by the Optionee at the time of cessation of Service or death:

                            (i) Any option outstanding at the time of the Optionee's cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

                            (ii) Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee's estate or by the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution.

                            (iii) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee's cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee's cessation of Service, terminate and cease to be outstanding to the extent it is not exercisable for vested shares on the date of such cessation of Service.

                            (iv) In the event of a Corporate Transaction,the provisions of Section III of this Article Two shall govern the period for which the outstanding options are to remain exercisable following the Optionee's cessation of Service and shall supersede any provisions to the contrary in this section.





                                       4.
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                            2. The Plan Administrator shall have the discretion,
exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

                            (i) extend the period of time for which the option is to remain exercisable following the Optionee's cessation of Service from the period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

                            (ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee's cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested under the option had the Optionee continued in Service.

                  D. Shareholder Rights. The holder of an option shall have no shareholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

                  E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

                   F. Limited Transferability of Options. During the lifetime of the Optionee, the option shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee's death. However, a Non-Statutory Option may be assigned in accordance with the terms of a Qualified Domestic Relations Order within the meaning of Internal Revenue Code Section 414(p). The assigned option may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to such Qualified Domestic Relations Order. The terms applicable to the assigned option (or portion thereof) shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate


      II.         INCENTIVE OPTIONS

         The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Five shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

                  A. Eligibility. Incentive Options may only be granted to Employees.

                  B. Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

                  C.        Dollar Limitation. The aggregate Fair Market
Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time

                                       5.
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become exercisable as Incentive Options during any one (1) calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted.



                  D. 10% Shareholder. If any Employee to whom an Incentive Option is granted is a 10% shareholder (within the meaning of Internal Revenue Code Section 424(d)), then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five
(5) years measured from the option grant date.

      III.        CORPORATE TRANSACTION

                  A. In the event of any Corporate Transaction, each outstanding option shall automatically accelerate so that each such option shall, immediately prior to the effective date of the Corporate Transaction, become fully exercisable for all of the shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares as fully-vested shares of Common Stock. However, an outstanding option shall NOT so accelerate if and to the extent: (i) such option is, in connection with the Corporate Transaction, either to be assumed by the successor corporation (or parent thereof) or to be replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof), (ii) such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to such option or (iii) the acceleration of such option is subject to other limitations imposed by the Plan Administrator at the time of the option grant. The determination of option comparability under clause (i) above shall be made by the Plan Administrator, and its determination shall be final, binding and conclusive.

                  B. All outstanding repurchase rights shall also terminate automatically, and the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent: (i) those repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed by the Plan Administrator at the time the repurchase right is issued.

                  C. Immediately following the consummation of the Corporate Transaction, all outstanding options shall terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

                  D. Each option which is assumed in connection with a Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply to the number and class of securities which would have been issuable to the Optionee in consummation of such Corporate Transaction had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to (i) the number and class of securities available for issuance under the Plan on both an aggregate and per Optionee basis following the consummation of such Corporate Transaction and (ii) the exercise price payable per share under each outstanding option, provided the aggregate exercise price payable for such securities shall remain the same.

                  E. Any options which are assumed or replaced in the Corporate Transaction and do not otherwise accelerate at that time, shall automatically accelerate (and any of the Corporation's outstanding repurchase rights which do not otherwise terminate at the time of the Corporate Transaction shall automatically terminate and the shares of Common Stock subject to those terminated rights shall immediately vest in full) in the event the Optionee's Service should subsequently terminate by reason of an Involuntary Termination within


                                       6.
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eighteen (18) months following the effective date of such Corporate Transaction.
Any options so accelerated shall remain exercisable for fully-vested shares until the earlier of (i) the expiration of the option term or (ii) the expiration of the one (1) year period measured from the effective date of the Involuntary Termination.

                  F. The portion of any Incentive Option accelerated in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Option only to the extent the applicable One Hundred Thousand Dollar limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such option shall be exercisable as a Non-Statutory Option under the Federal tax laws.

                  G.        The grant of options under the Discretionary
Option Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

       IV.        CANCELLATION AND REGRANT OF OPTIONS

         The Plan Administrator shall have the authority to effect, at any time and from time to time, with the consent of the affected option holders, the cancellation of any or all outstanding options under the Discretionary Option Grant Program and to grant in substitution new options covering the same or different number of shares of Common Stock but with an exercise price per share based on the Fair Market Value per share of Common Stock on the new option grant date.

        V.        STOCK APPRECIATION RIGHTS

                  A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.

                  B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:

                               (i) One or more Optionees may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (A) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such shares.

                               (ii) No such option surrender shall be effective unless it is approved by the Plan Administrator. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

                               (iii) If the surrender of an option is rejected by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (A) five (5) business days after the receipt of the rejection notice or (B) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.




                                       7.
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                  C.        The following terms shall govern the grant and
exercise of limited stock appreciation rights:

                            (i) One or more persons subject to Section 16 of the Act may be granted limited stock appreciation rights with respect to their outstanding options.

                            (ii) Upon the occurrence of a Hostile Take-Over, each such individual holding one or more options with such a limited stock appreciation right in effect for at least six (6) months shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender each such option to the Corporation, to the extent the option is at the time exercisable for vested shares of Common Stock. In return for the surrendered option, the Optionee shall receive a cash distribution from the Corporation in an amount equal to the excess of (A) the Take-Over Price of the shares of Common Stock which are at the time vested under each surrendered option (or surrendered portion thereof) over (B) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five
       (5) days following the option surrender date.

                            (iii) Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution.

                            (iv) The balance of the option (if any) shall continue in full force and effect in accordance with the documents evidencing such option.

                                  ARTICLE THREE

                             STOCK ISSUANCE PROGRAM

        I.        STOCK ISSUANCE TERMS

                  Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

                  A.        Purchase Price

                           1. The purchase price per share shall be fixed by the
Plan Administrator, but shall not be less than eighty-five percent (85%) of the Fair Market Value per share of Common Stock on the stock issuance date.

                           2. Subject to the provisions of Section I of Article
Five, shares of Common Stock may be issued under the Stock Issuance Program for one or both of the following items of consideration which the Plan Administrator may deem appropriate in each individual instance:

                               (i) cash or check made payable to the
       Corporation, or

                               (ii) past services rendered to the Corporation (or any Parent or Subsidiary).



                                       8.

                  B.        Vesting Provisions

                            1. Shares of Common Stock issued under the Stock
Issuance Program may, in the discretion of the Plan Administrator, be fully and immediately vested upon issuance or may vest in one or more installments over the Participant's period of Service or upon attainment of specified performance objectives. The elements of the vesting schedule applicable to any unvested shares of Common Stock issued under the Stock Issuance Program, namely:

                               (i) the Service period to be completed by the Participant or the performance objectives to be attained,

                               (ii) the number of installments in which the shares are to vest,

                               (iii) the interval or intervals (if any) which are to lapse between installments, and

                               (iv) the effect which death, Permanent Disability or other event designated by the Plan Administrator is to have upon the vesting schedule,

shall be determined by the Plan Administrator and incorporated into the stock issuance agreement.

                            2. Any new, substituted or additional securities or
other property (including money paid other than as a regular cash dividend) which the Participant may have the right to receive with respect to the Participant's unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation's receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant's unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

                            3. The Participant shall have full shareholder
rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant's interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

                            4. Should the Participant cease to remain in Service
while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further shareholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant's purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to such surrendered shares.

                            5. The Plan Administrator may in its discretion
waive the surrender and cancellation of one or more unvested shares of Common Stock (or other assets attributable thereto) which would otherwise occur upon the non-completion of the vesting schedule applicable to such shares. Such waiver shall result in the immediate vesting of the Participant's interest in the shares of Common Stock as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant's cessation of Service or the attainment or non-attainment of the applicable performance objectives.



                                       9.

       II.        CORPORATE TRANSACTION

                  A. All of the outstanding repurchase rights under the Stock Issuance Program shall terminate automatically, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event of any Corporate Transaction, except to the extent
(i) those repurchase rights are assigned to the successor corporation (or parent thereof) in connection with such Corporate Transaction or (ii) such accelerated vesting is precluded by other limitations imposed in the stock issuance agreement.

                  B. Any repurchase rights that are assigned in the Corporate Transaction shall automatically terminate, and all the shares of Common Stock subject to those terminated rights shall immediately vest in full, in the event the Optionee's Service should subsequently terminate by reason of an Involuntary Termination within eighteen (18) months following the effective date of such Corporate Transaction.

      III.        SHARE ESCROW/LEGENDS

                  Unvested shares may, in the Plan Administrator's discretion, be held in escrow by the Corporation until the Participant's interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

                                  ARTICLE FOUR

                         AUTOMATIC OPTION GRANT PROGRAM

        I.        TERMS AND CONDITIONS OF AUTOMATIC OPTION GRANTS

                  A. Grant of Options. Option grants will be made automatically to each non-employee Board member who has not otherwise been in the prior employ of the Corporation during the preceding two years. Each such person shall automatically be granted a nonstatutory option to purchase 1,000 shares with respect to each calendar month (beginning August 1995) during all of which he or she serves as a director, on the last day of each such respective calendar month. The number of shares granted pursuant to this Automatic Grant Program shall be subject to periodic adjustment pursuant to the applicable provisions of Section V.D. of Article One.

                  B. Exercise Price. The exercise price per share of each automatic option grant made under this Article Three shall be equal to one hundred percent (100%) of the fair market value per share of Common Stock on the grant date.

                  C.        Payment.

                           The exercise price shall be payable in one of the
alternative forms specified below:

                               (i) full payment in cash or check drawn to the Corporation's order;

                               (ii) full payment in shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date (as such term is defined below);


                               (iii) full payment in a combination of shares of Common Stock held for at least six (6) months and valued at fair market value on the Exercise Date and cash or check; or



                                      10.

                               (iv) full payment through a broker-dealer sale and remittance procedure pursuant to which the non-employee Board member
       (A) shall provide irrevocable written instructions to a designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate option price payable for the purchased shares plus all applicable Federal and state income taxes required to be withheld by the Corporation in connection with such purchase and (B) shall provide written directives to the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale transaction.

                  For purposes of this Section I.C. of Article Three, the Exercise Date shall be the date on which written notice of the option exercise is delivered to the Corporation, and the fair market value per share of Common Stock on any relevant date shall be determined in accordance with the provisions of Section II.A of Article Five. Except to the extent the sale and remittance procedure is utilized in connection with the exercise of the option, payment of the option price for the purchased shares must accompany such notice.

                  D. Option Term. Each automatic grant under this Article Four shall have a maximum term of ten (10) years measured from the automatic grant date.

                  E. Exercisability. Each automatic grant under this Article Four shall be exercisable in full immediately.

                  F. Non-Transferability. During the lifetime of the optionee, each automatic option grant, together with the limited stock appreciation right pertaining to such option, if any, shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee other than a transfer of the option effected by will or by the laws of descent and distribution following optionee's death.

                  G.        Effect of Termination of Board Membership.

                            Should the optionee cease to serve as a Board member
for any reason (other than death) while holding one or more automatic option grants under this Article Four, then such optionee shall have a twenty-four (24) month period following the date of such cessation of Board membership in which to exercise each such option.

                           In no event shall any automatic grant under this
Article Four remain exercisable after the specified expiration date of the ten
(10)-year option term. Upon the expiration of the applicable exercise period in accordance with the preceding subparagraph or (if earlier) upon the expiration of the ten (10) year option term, the automatic grant shall terminate and cease to be outstanding for any unexercised shares.

       II.        LIMITED STOCK APPRECIATION RIGHT.

                  A. Upon the occurrence of a Hostile Take-Over, each non-employee Board member holding an automatic option grant which has been outstanding under this Article Four for a period of at least six (6) months shall have the unconditional right (exercisable for a thirty (30)-day period following such Hostile Take-Over) to surrender such option in return for a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option (whether or not the option is otherwise at the time exercisable for such shares) over (ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the option surrender date. Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution.



                                      11.

                  B. The shares of Common Stock subject to each option surrendered in connection with the Hostile Take-Over shall NOT be available for subsequent issuance under this Plan.

      III.        CORPORATE TRANSACTION/CHANGE IN CONTROL/HOSTILE TAKE-OVER

                  A. Immediately following the consummation of any Corporate Transaction, each automatic option grant shall (subject to paragraph B below) terminate and cease to be outstanding, except to the extent assumed by the successor corporation (or parent thereof).

                  B. Upon the occurrence of a Hostile Take-Over, the Optionee shall have a thirty (30)-day period in which to surrender to the Corporation each automatic option held by him or her for a period of at least six (6) months. The Optionee shall in return be entitled to a cash distribution from the Corporation in an amount equal to the excess of (i) the Take-Over Price of the shares of Common Stock at the time subject to the surrendered option over
(ii) the aggregate exercise price payable for such shares. Such cash distribution shall be paid within five (5) days following the surrender of the option to the Corporation. No approval or consent of the Board shall be required in connection with such option surrender and cash distribution.

                  C.      The grant of options under the Automatic Option
Grant Program shall in no way affect the right of the Corporation to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

       IV.        AMENDMENT OF THE AUTOMATIC OPTION GRANT PROGRAM

                  The provisions of this Automatic Option Grant Program, together with the option grants outstanding thereunder, may not be amended at intervals more frequently than once every six (6) months, other than to the extent necessary to comply with applicable Federal income tax laws and regulations.

        V.        REMAINING TERMS

                  The remaining terms of each option granted under the Automatic Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.

                                  ARTICLE FIVE

                                  MISCELLANEOUS

        I.        ACCELERATION

                  The Plan Administrator shall have the discretion, exercisable either at the time an option is granted under the Discretionary Stock Option Program, at the time that stock is issued under the Stock Issuance Program or at any time while the option or stock remains outstanding, to provide for the acceleration of one or more outstanding options and the termination of repurchase rights on one or more outstanding shares upon the occurrence of such events as the Plan Administrator may determine, including upon a Corporate Transaction regardless or whether or not such options are to be assumed or replaced or the repurchase rights are to be assigned in the Corporate Transaction.

       II.        FINANCING

                  A. The Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price for shares issued under the Stock Issuance Program by delivering a promissory note payable in one or more installments. The terms of any



                                      12.

such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. Promissory notes may be authorized with or without security or collateral. In all events, the maximum credit available to the Optionee or Participant may not exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

                  B. The Plan Administrator may, in its discretion, determine that one or more such promissory notes shall be subject to forgiveness by the Corporation in whole or in part upon such terms as the Plan Administrator may deem appropriate.

      III.        TAX WITHHOLDING

                  A. The Corporation's obligation to deliver shares of Common Stock upon the exercise of options or stock appreciation rights or upon the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

                  B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock under the Plan (other than the options granted or the shares issued under the Automatic Option Grant Program) with the right to use shares of Common Stock in satisfaction of all or part of the federal, state and local income or employment taxes incurred by such holders in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

                               (i) Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of such taxes (not to exceed one hundred percent (100%)) designated by the holder.

                               (ii) Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the taxes) with an aggregate Fair Market Value equal to the percentage of such taxes (not to exceed one hundred percent (100%)) designated by the holder.

       IV.        EFFECTIVE DATE AND TERM OF THE PLAN

                  A. The Plan shall become effective on the date the Plan is adopted by the Board, and options may be granted under the Discretionary Option Grant Program from and after the effective date. However, no options granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation's shareholders. If such shareholder approval is not obtained within twelve (12) months after such effective date, then all options previously granted under this Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan.

                  B. The Plan shall terminate upon the earliest of (i) June 14, 2005, (ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise of the options or the issuance of shares (whether vested or unvested) under the Plan or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Upon such Plan termination, all options and unvested stock


                                      13.

issuances outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such options or issuances.

        V.        AMENDMENT OF THE PLAN

                  A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, (i) no such amendment or modification shall adversely affect the rights and obligations with respect to options, stock appreciation rights or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification, and (ii) any amendment made to the Automatic Option Grant Program (or any options outstanding thereunder) shall be in compliance with the limitations of that program. In addition, the Board shall not, without the approval of the Corporation's shareholders, (i) materially increase the maximum number of shares issuable under the Plan, the number of shares for which options may be granted under the Automatic Option Grant Program or the maximum number of shares for which any one person may be granted options, separately exercisable stock appreciation rights and direct stock issuances in the aggregate over the term of the Plan, except for permissible adjustments in the event of certain changes in the Corporation's capitalization, (ii) materially modify the eligibility requirements for Plan participation or (iii) materially increase the benefits accruing to Plan participants.

                  B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program and shares of Common Stock may be issued under the Stock Issuance Program that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs are held in escrow until there is obtained shareholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such shareholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

       VI.        USE OF PROCEEDS

                  Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

      VII.        REGULATORY APPROVALS

                  A. The implementation of the Plan, the granting of any option or stock appreciation right under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any option or stock appreciation right or (ii) under the Stock Issuance Program shall be subject to the Corporation's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options and stock appreciation rights granted under it and the shares of Common Stock issued pursuant to it.

                  B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the NASD, if applicable) on which Common Stock is then listed for trading.



                                      14.

     VIII.        NO EMPLOYMENT/SERVICE RIGHTS

                  Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person's Service at any time for any reason, with or without cause.




                                      15.

                                    APPENDIX


          The following definitions shall be in effect under the Plan:

       A. BOARD shall mean the Corporation's Board of Directors.

       B. CHANGE IN CONTROL shall mean a change in ownership or control of the Corporation effected through either of the following transactions:

                               (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept, or

                               (ii) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either
       (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

       C. CORPORATE TRANSACTION shall mean either of the following shareholder-approved transactions to which the Corporation is a party:

                               (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

                               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in liquidation or dissolution of the Company, or

                               (iii) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger.

       D. CORPORATION shall mean CardioDynamics International Corporation, a California corporation.

       E. EMPLOYEE shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

       F. FAIR MARKET VALUE per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:


                                      A-1.

                               (i) If the Common Stock is at the time traded on the Nasdaq National Market, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question, as such price is reported by the National Association of Securities Dealers on the Nasdaq National Market or any successor system. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                               (ii) If the Common Stock is at the time listed on any Stock Exchange, then the Fair Market Value shall be the closing selling price per share of Common Stock on the date in question on the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

                               (iii) If the Common Stock is at the time not traded on the Nasdaq National Market or listed on any Stock Exchange, the Fair Market Value shall be determined by the Plan Administrator after taking into account such factors as the Plan Administrator shall deem appropriate.

       G. HOSTILE TAKE-OVER shall mean a change in ownership of the Corporation effected through acquisition, directly or indirectly, by any person or related group of persons (other than the Corporation or a person that directly or indirectly controls, is controlled by, or is under common control with, the Corporation) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation's outstanding securities pursuant to a tender or exchange offer made directly to the Corporation's shareholders which the Board does not recommend such shareholders to accept.

       H. INCENTIVE OPTION shall mean an option which satisfies the requirements of Internal Revenue Code Section 422.

       I. INVOLUNTARY TERMINATION shall mean the termination of the Service of any individual which occurs by reason of:

                               (i) such individual's involuntary dismissal or discharge by the Corporation for reasons other than Misconduct, or

                               (ii) such individual's voluntary resignation following (A) a change in his or her position with the Corporation which materially reduces his or her level of responsibility, (B) a reduction in his or her level of compensation (including base salary, fringe benefits and any non-discretionary and objective-standard incentive payment or bonus award) by more than fifteen percent (15%) or (C) a relocation of such individual's place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without the individual's consent.

       J. MISCONDUCT shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation

                                      A-2.

(or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

       K. NON-STATUTORY OPTION shall mean an option which is not an Incentive Option.

       L. PARENT shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       M. PERMANENT DISABILITY OR PERMANENTLY DISABLED shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

       N. SERVICE shall mean the provision of services to the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant.

       O. SUBSIDIARY shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

       P. TAKE-OVER PRICE shall mean the greater of (i) the Fair Market Value per share of Common Stock on the date the option is surrendered to the Corporation in connection with a Hostile Take-Over or (ii) the highest reported price per share of Common Stock paid by the tender offeror in effecting such Hostile Take-Over. However, if the surrendered option is an Incentive Option, the Take-Over Price shall not exceed the clause (i) price per share.


                                      A-3.